Exhibit 21.1
SUBSIDIARIES OF REGISTRANT

The companies listed below are the majority-owned subsidiaries of the registrant as of December 31, 2003:
State or Other Jurisdiction
in which
Name of Subsidiary	Incorporated

After Six, Inc.	Delaware
Atlantic Research Corporation	Delaware
ARC Automotive, Inc.	Delaware
ARC Automotive Italia S.r.l.	Italy
Casco Cayman, Inc.	Cayman Islands
Casco Electronics GmbH	Germany
Casco IMOS Italia S.r.l.	Italy
Casco Investors Corporation	New York
Casco Luxembourg S.ar.l.	Luxembourg
Casco Products Corporation	Delaware
The Centor Company	Missouri
Chromalloy American Corporation	Delaware
Chromalloy Castings Tampa Corporation	Delaware
Chromalloy Component Services, Inc.	Delaware
Chromalloy Gas Turbine Corporation	Delaware
Chromalloy Gas Turbine Europa, B.V.	Netherlands
Chromalloy Gas Turbine France	France
Chromalloy Heavy Industrial Turbine, Limited.	Delaware
Chromalloy Holland B.V.	Netherlands
Chromalloy Israel Ltd	Israel
Chromalloy Power Services Corporation	Delaware
Chromalloy San Diego Corporation	California
Chromalloy Thailand Ltd	Thailand
Chromalloy U.K. Ltd.	England
Chromizing, S.A. de C.V.	Mexico
Jamo Matrizjen B.V.	Netherlands
Malichaud et CIE S.A.	France
MEGTEC Systems AB	Sweden
MEGTEC System, GmbH	Germany
MEGTEC Systems, Inc.	Delaware
MEGTEC Systems, SA	France
Sequa Can Machinery, Inc.	Ohio
Sequa Capital Corporation	New York
Sequa Coatings Corporation	Indiana
Sequa Financial Corporation	New York
Sequa Limited	England
Sequa Receivables Corp	New York
TurboCombustor Technology, Inc.	Florida
Warwick International Group Limited	England

Other subsidiaries of the Registrant have been omitted from this listing since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.